Exhibit 10.8

PURCHASE OPTION AGREEMENT

This Purchase Option Agreement (this “Agreement”) is entered into by and among the following parties on :

(1)	(“WFOE”), a wholly foreign owned enterprise registered in the People’s Republic of China (“PRC”) with its domicile at ;

(2)	Chen QIAN (ID Card No.: ), a PRC citizen with a domicile at ;

(3)	Fei XU (ID Card No.: ), a PRC citizen with a domicile at (together with Chen Qian, the “Individual Shareholders”); and

(4)	(“Domestic Company”), a limited liability company registered in , the PRC with its address at .

WFOE, the Individual Shareholders and the Domestic Company are hereinafter collectively referred to as the “Parties” and individually, as a “Party”.

Whereas:

(A)

The Individual Shareholders are all the registered shareholders of the Domestic Company, and in aggregate hold 100% of the equity interests in the Domestic Company. The basic information of the Domestic Company as of the date of execution of this Agreement is set forth in Appendix I.

(B)

To the extent permitted by the PRC Law and by the relevant PRC regulators, the Parties agree that at the discretion of WFOE, the Individual Shareholders will transfer to WFOE, and WFOE will accept, all the equity interests of the Individual Shareholders in the Domestic Company, or the Domestic Company will transfer to WFOE, and WFOE will accept all the assets and business of the Domestic Company.

(C)

To effect the abovementioned transfer of equity interests or assets and business, the Individual Shareholders and the Domestic Company agree to separately grant WFOE an irrevocable purchase option (hereinafter the “Purchase Option” or “Option”) under which, to the extent permitted by the PRC Law, the Individual Shareholders or the Domestic Company shall upon request of WFOE transfer the Option Equity (as defined below) or the Domestic Company Assets (as defined below) and Business (as defined below) to WFOE and/or its designated entity(ies) or individual(s) in accordance with the provisions of this Agreement.

Therefore, the Parties enter into this Agreement as follows upon friendly negotiation:

1	Definitions

1.1	Unless the context otherwise requires, the following terms in this Agreement shall have the following meanings:

“Domestic Company Assets” shall mean the assets and liabilities owned or controlled by the Domestic Company from time to time with respect to the Business it operates, including all current assets, long-term investments, fixed assets, intangible assets (including patented and non-patented technologies), deferred assets, current liabilities, long-term liabilities and other rights and obligations, and the assets owned or controlled by the branches or offices of the Domestic Company from time to time.

“Option Equity” shall mean the equity interests held by the Individual Shareholders in the Domestic Company.

“Business” shall mean all the businesses operated by the Domestic Company from time to time.

“PRC Law” shall mean the valid laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other regulatory documents of the PRC.

“Transfer Price” shall mean the price to be paid by WFOE or its designated entity or individual to the Individual Shareholders or the Domestic Company as consideration for the Option Equity or the Domestic Company Assets and Business when the Option is exercised. The price shall be equal to the the lowest price permitted under applicable PRC Laws then in effect and, if required by the relevant government authorities, shall be based on the result of valuation by a qualified valuation firm (provided that such firm and the valuation method to be adopted are chosen solely by WFOE to the extent not violating the PRC Law).

1.2	The references to any PRC Law herein shall be deemed:

(1)	to include references to the amendments, changes, supplements and reenactments of such law, irrespective of whether they take effect before or after the formation of this Agreement; and

(2)	to include references to other decisions, notices or provisions that are made in accordance with or take effect as a result of the laws.

1.3	Unless otherwise stated in the context herein, all references to an article, clause, item or paragraph shall refer to the relevant article, clause, item or paragraph of this Agreement.

1.4	“Working Day” referred to in this Agreement means any day, except for a Saturday, Sunday or PRC statutory holiday.

2	Grant of Purchase Option

2.1

As of the effective date of this Agreement, the Individual Shareholders and the Domestic Company hereby irrevocably grant WFOE an exclusive Purchase Option, and pursuant to this Purchase Option, WFOE shall, subject to the conditions set forth in Article 3 of this Agreement, at any time have the right to purchase (i) all or part of the Option Equity, and/or (ii) all or part of the Domestic Company Assets and Business. The Purchase Option may be exercised by WFOE or its designated entity(ies) or individual(s). The Option to purchase the equity interests in the Domestic Company under (i) and the Option to purchase the Domestic Company Assets and Business under (ii) are not mutually exclusive, and may be simultaneously exercised by WFOE if it deems appropriate, in which case it may receive the equity interests in the Domestic Company while purchasing the Domestic Company Assets and Business.

2.2	WFOE hereby accepts the Purchase Option granted by the Individual Shareholders and the Domestic Company pursuant to Article 2.1 above.

3	Exercise of Option

3.1

To the extent permitted by the PRC Law and not specifically dealt with under this Agreement, WFOE shall have the sole discretion to determine the timing, method and frequency for exercising the Option.

3.2

With respect to the Option Equity, to the extent that the PRC Law permits WFOE and/or its designated entity(ies) or individual(s) to hold all the equity interests in the Domestic Company, WFOE shall, on each occasion, have the right to exercise the Purchase Option in respect of the entire amount of the Option Equity; to the extent that the PRC Law permits WFOE and/or its designated entity(ies) or individual(s) to hold only part of the equity interests in the Domestic Company, WFOE shall have the right to exercise the Purchase Option in respect of the equity interests in the Domestic Company up to the maximum amount permitted by the then applicable PRC Law (hereinafter the “Shareholding Limit”). In the latter case, WFOE shall have the right to exercise the Purchase Option at multiple times in line with the gradual deregulation of PRC Law on the Shareholding Limit, and ultimately exercise the Purchase Option in respect of all the remaining Option Equity when the Shareholding Limit is fully lifted.

3.3

With respect to the Domestic Company Assets and Business, WFOE shall, on each occasion, have the right to determine the specific Domestic Company Assets and Business to be transferred by the Domestic Company to WFOE and/or its designated entity(ies) or individual(s), and the Domestic Company shall transfer the Domestic Company Assets and Business to WFOE and/or its designated entity(ies) or individual(s) as required by WFOE.

3.4

WFOE may, on each occasion, exercise the Purchase Option by issuing to the Individual Shareholders and the Domestic Company a notice for exercising the Purchase Option substantially in the applicable form set forth in Appendix II hereto (hereinafter the “Exercise Notice”).

Notwithstanding the preceding sentence, if and when an Individual Shareholder becomes deceased, mentally incapacitated or is otherwise in lack of or has limitations in its civil capacity, or the Domestic Company becomes dissolved, liquidated, cancelled, insolvent or has its business license revoked (each a “Trigger Event”), the Purchase Option shall be deemed automatically exercised upon the occurrence of a Trigger Event and no notice shall be required to be issued by WFOE to the Individual Shareholders or Domestic Company.

The Individual Shareholders and Domestic Company hereby confirm and agree that upon the occurrence of a Trigger Event, the Purchase Option or the Domestic Company Assets and Business shall be entirely granted to WFOE (or its designated entity or individual) and WFOE (or its designated entity or individual) is the sole owner of the Purchase Option or the Domestic Company Assets and Business. WFOE shall then have the right to dispose of such equity interests or the Domestic Company Assets and Business at its sole discretion.

3.5	The Individual Shareholders and Domestic Company hereby undertake that upon the issuance by WFOE of an Exercise Notice or upon the occurrence of a Trigger Event:

(1)

if an appraisal is required by relevant government authorities, they shall engage a qualified valuation firm chosen by WFOE to evaluate the Option Equity or Domestic Company Assets and Business specified in writing by WFOE and agree with WFOE on the amount of the Transfer Price of such Option Equity or Domestic Company Assets and Business, within fourteen (14) days of the date of the Exercise Notice or the date of the occurrence of the Trigger Event;

(2)

thereafter, and in any event no later than five (5) days following the completion of the matters described in paragraph (1) above, they shall convene a shareholders’ meeting and adopt a shareholders’ resolution at such shareholders’ meeting approving the transfer of the Option Equity or Domestic Company Assets and Business at the Transfer Price, and take all other necessary or desirable actions to effect the transfer to WFOE and/or its designated entity(ies) or individual(s) of such Option Equity or Domestic Company Assets and Business;

(3)

concurrently with the passing of the shareholders’ resolution described in paragraph (2) above, they shall enter into an equity transfer agreement or asset and business transfer agreement with WFOE or its designated entity(ies) or individual(s) for the transfer of the Option Equity or Domestic Company Assets and Business to WFOE or its designated entity(ies) or individual(s) at the Transfer Price in the substantially same form and content as set forth in Appendix III (or in the form and content as then required by WFOE); and

(4)

they shall at all times provide WFOE with full support and cooperation (including providing and executing all the relevant legal documents, processing all the procedures for government approvals and registrations and bearing all the relevant obligations) and use their best efforts to obtain necessary approvals from governmental authorities or consents from third parties (if any) in accordance with the requirements of WFOE and the applicable PRC Law in order to effect the transfer of the Option Equity or Domestic Company Assets and Business in accordance with the terms of the equity transfer agreement or asset and business transfer agreement.

3.6

WFOE or its designated entity(ies) or individual(s) shall pay the Individual Shareholders or Domestic Company the Transfer Price within the time specified in the relevant equity transfer agreement or asset and business transfer agreement.

3.7

Upon the execution of this Agreement, each of the Individual Shareholders and Domestic Company shall respectively enter into a letter of authorization (hereinafter the “Letter of Authorization”, the form of which is set forth in Appendix IV attached hereto) to authorize a person acceptable to WFOE to sign, on behalf of such Individual Shareholder and Domestic Company and according to this Agreement, any and all legal documents necessary for the transfer of the Option Equity or Domestic Company to WFOE or its designated entity or individual upon WFOE’s exercising of the Purchase Option. Such Letter of Authorization shall be delivered to WFOE and WFOE may, at any time if necessary, require the Individual Shareholders and the Domestic Company to respectively execute multiple copies of the Letter of Authorization and deliver the same to the relevant government authority.

3.8

If the Individual Shareholders shall receive any profits, dividends, bonus or liquidation proceeds from the Domestic Company, the Individual Shareholders shall, subject to the PRC Laws, promptly grant such profits, dividends, bonus or liquidation proceeds to WFOE or its designated entity or individual.

4	Representations and Warranties

4.1	Each of the Individual Shareholders hereby represents and warrants as follows:

(a)	Each of the Individual Shareholders is a PRC citizen with power and capacity to execute and perform his/her obligations under this Agreement.

(b)

The execution and performance of this Agreement by the Individual Shareholders does not violate any laws and regulations or government approvals, authorizations, notices or other governmental documents having binding effect on or affecting the Individual Shareholders, nor does it violate any agreements between Individual Shareholders and any third party or any covenants made to any third party.

(c)	This Agreement constitutes the lawful, valid and enforceable obligations of the Individual Shareholders.

(d)

The Individual Shareholders are the only legal owners of the Option Equity, with no existing dispute concerning the ownership of the Option Equity. The Individual Shareholders have the right to dispose of the Option Equity or any part thereof.

(e)

Except for the encumbrance created for the benefit of WFOE set forth hereunder and under the Equity Pledge Agreement, the Power of Attorney and the Exclusive Business Cooperation Agreement entered into by the Individual Shareholders, Domestic Company and WFOE, there is no other encumbrance or third party interest in respect of the Option Equity.

(f)

There shall be no litigation, arbitration, legal proceeding or claim of any pending or threatened nature that would affect the performance of the obligations of each Individual Shareholder under this Agreement.

4.2	WFOE hereby represents and warrants as follows:

(a)	WFOE is a wholly foreign owned enterprise duly registered and existing under the PRC Law.

(b)

WFOE has the power to execute and perform its obligations under this Agreement. The execution and performance of this Agreement by WFOE is in compliance with the articles of association or other organizational documents of WFOE, and WFOE has obtained all necessary and appropriate approvals and authorizations for the execution and performance of this Agreement.

(c)

The execution and performance of this Agreement by WFOE does not violate any laws and regulations or government approvals, authorizations, notices or other governmental documents having binding effect on or affecting WFOE, nor does it violate any agreements between WFOE and any third party or any covenants made to any third party.

(d)	This Agreement constitutes lawful, valid and enforceable obligations of WFOE.

4.3	The Domestic Company hereby represents and warrants to WFOE as follows:

(a)	The Domestic Company is a limited liability company duly established and existing under the PRC Law.

(b)

The Domestic Company has the power to execute and perform its obligations under this Agreement. The execution and performance of this Agreement by the Domestic Company is in compliance with the articles of association or other organizational documents of the Domestic Company, and the Domestic Company has obtained all necessary and appropriate approvals and authorizations for the execution and performance of this Agreement.

(c)

The execution and performance of this Agreement by the Domestic Company does not violate any laws and regulations or government approvals, authorizations, notices or other governmental documents having binding effect on or affecting the Domestic Company, nor does it violate any agreements between the Domestic Company and any third party or any covenants made to any third party.

(d)	This Agreement constitutes lawful, valid and enforceable obligations of Domestic Company.

(e)	The Domestic Company has all business permits necessary for the operations and other businesses in relation to its current business structure.

5	Undertakings by the Individual Shareholders and Domestic Company

5.1	Each of the Individual Shareholders hereby undertakes during the term of this Agreement, without the prior written consent of WFOE:

(a)

No Individual Shareholders shall transfer, sell, pledge or otherwise dispose of any Option Equity or create any encumbrance or other third party right over any Option Equity (except for the encumbrance created for the benefit of WFOE as set forth hereunder and under the Equity Pledge Agreement, the Power of Attorney and the Exclusive Business Cooperation Agreement among the Individual Shareholders, Domestic Company and WFOE);

(b)

He/she shall not supplement, amend or change the business scope or articles of association of the Domestic Company, increase or decrease the registered capital of the Domestic Company, or change the Domestic Company’s structure of share capital;

(c)	He/she shall not dispose of or cause the management of the Domestic Company to dispose of any of the Domestic Company Assets (except in the ordinary course of business);

(d)	He/she shall not appoint or replace any executive directors or members of the board of directors (if any), supervisors or any other management personnel of the Domestic Company;

(e)	He/she shall not procure the Domestic Company to declare or distribute any profit or dividend;

(f)	He/she shall not exercise any residual right of the Option Equity (if any);

(g)	He/she shall not allow or procure the Domestic Company to take any action under Article 5.3; and

(h)

He/she shall not take any action or conduct any negligence which may negatively affect the Domestic Company Assets, the goodwill of the Domestic Company, or the validity of the business permits of the Domestic Company.

5.2	Each of the Individual Shareholders hereby undertakes during the term of this Agreement:

(a)

Each Individual Shareholder shall promptly notify WFOE of any litigation, arbitration, legal proceeding or claim that has been filed, threatened or likely to be filed against or potentially affecting the Option Equity held by him/her, and to take all actions and all defenses to maintain his/her ownership of the Option Equity; and

(b)

To achieve the transfer of the Option Equity referred to in this Agreement to WFOE or its designated entities or individuals, each of the Individual Shareholders shall pass the relevant resolutions of the shareholders’ meeting or the resolutions of the board of directors and sign other documents or take other actions requested by WFOE.

5.3	The Domestic Company hereby undertakes during the term of this Agreement that, without the prior written consent of WFOE, it shall not take any of the following actions:

(a)	Supplement, amend or change the business scope or or articles of association, increase or decrease the registered capital, or change the structure of share capital in any way;

(b)	Appoint, remove or replace any director, supervisor or senior management personnel;

(c)	Lend or borrow any money or credit;

(d)

Except in the ordinary course of business, sell, transfer, mortgage or in any other way dispose of the statutory or beneficial interests of any assets, business or income, permit or create any security interest over such assets, business or income, or create any guarantee for any third party’s obligations;

(e)	Except in the ordinary course of business, incur, succeed, guarantee or permit the existence of any debt or responsibility;

(f)

Sign any significant contract (for the purpose of this item, a contract with the value of more than RMB200,000 shall be deemed significant), except for contracts entered into in the ordinary course of business;

(g)	Merger with, set up a joint venture with, acquire or invest in any third party;

(h)	Liquidate, dissolute or apply for bankrupt;

(i)	Declare or distribute dividends or other distributions in any form to shareholders; and

(j)	Conduct any other transactions or activities which are likely to have a major effect on the assets, rights or business operation.

5.4	The Domestic Company hereby undertakes during the term of this Agreement:

(a)

It shall take all necessary measures to obtain all business permits in a timely manner and always maintain the effectiveness of the business permits and ensure that its Business is legal and comply with the PRC Law;

(b)	It shall provide WFOE with all information and materials regarding the operating and financial status of the Domestic Company required by WFOE;

(c)

It shall, as WFOE requires, purchase and maintain insurance from well-known insurers recognized by WFOE and ensure to purchase and maintain insurance. The insurance coverage and the insurance amount of the Domestic Company shall be the same as the insurance coverage and the insurance amount of a company which has similar property or assets and engages in a similar business at the same locality;

(d)

It shall execute all necessary or appropriate documents, take all necessary or appropriate actions, make all necessary or appropriate claims or make all necessary or appropriate defenses for all claims, to the extent required to maintain the ownership of all of its assets;

(e)	It shall timely notify any litigation, arbitration or administrative procedure which has occurred or is threatened to be filed in connection with its assets, Business or income; and

(f)	It shall strictly abide by this Agreement and shall not engage in or be negligent in engaging in any behavior with negative impact on the validity and performance of this Agreement.

6	Confidentiality

The Parties acknowledge and confirm that any oral or written information exchanged among them with respect to this Agreement constitutes confidential information. The Parties shall maintain the confidentiality of all such information. Without the prior written consent of the Party providing such information, none of the Parties shall disclose any confidential information to any third party, except in the following circumstances: (a) such information is or comes into the public domain (through no fault or disclosure by the receiving party); (b) information required by applicable laws or regulations or rules of any stock exchange to be disclosed; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transactions contemplated hereunder, and such legal counsel or financial advisor is also bound by duties of confidentiality similar to the duties set forth in this Article. Disclosure of any confidential information by any staff, consultant or employee of any Party shall be deemed as disclosure of such confidential information by such Party, for which the Party shall be held liable for breach of this Agreement. This Article shall survive the termination of this Agreement for any reason.

7	Term of Agreement

This Agreement shall become effective upon              and shall terminate after the entire Option Equity or Domestic Company Assets and Business is/are transferred to WFOE or its designated entity(ies) or individual(s) in accordance with the provisions contained herein.

8	Notice

All notices, claims, certificates, requests, demands and other communications under this Agreement shall be made in writing and shall be delivered to any Party hereto by hand or, sent by facsimile, or sent, postage prepaid, by reputable overnight courier services at the following addresses (or at such other address for such Party as shall be specified by notice), and shall be deemed given when so delivered by hand, or if sent by facsimile, upon receipt of a confirmed transmittal receipt, or if sent by overnight courier, five (5) days after delivery to or pickup by the overnight courier service:

If to WFOE:

Address:

Telephone:

Attention:

with a copy to:

Address:

Attention:

Telephone:

If to Individual Shareholders:

Chen QIAN

Address:

Telephone:

Fei XU

Address:

Telephone:

If to Domestic Company:

Address:

Telephone:

Attention:

9	Liability for Default

9.1

The Parties agree and confirm that, if any Party (hereinafter the “Defaulting Party”) breaches substantially any of the provisions herein or fails substantially to perform any of the obligations under this Agreement, it shall constitute a default under this Agreement (hereinafter a “Default”), and any of the non-defaulting Parties shall have the right to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within ten (10) days of a non-defaulting Party notifying the Defaulting Party in writing and requiring it to rectify the Default, a non-defaulting Party shall have the right at its own discretion to select any of the following remedial measures:

(1)	to terminate this Agreement and require the Defaulting Party to indemnify it against all damages suffered; or

(2)	to seek mandatory performance of the obligations of the Defaulting Party hereunder and require the Defaulting Party to indemnify it against all damages suffered.

9.2

Notwithstanding the above Article 9.1, the Parties agree and confirm that in no circumstances shall any Individual Shareholder or the Domestic Company request the termination of this Agreement for any reason, provided that WFOE shall have the right to unilaterally terminate this Agreement at any time by sending a 30 days’ prior written notice to the Individual Shareholders and the Domestic Company.

9.3	The rights and remedies prescribed herein are cumulative, and other rights or remedies prescribed by the law are not precluded.

9.4	Notwithstanding any other provisions herein, the validity of this Article shall not be affected by the suspension or termination of this Agreement.

10	Applicable Law and Dispute Resolution

10.1	The formation, validity, interpretation, performance, amendment, termination and dispute resolution of this Agreement shall be governed by the PRC Law.

10.2

Any dispute arising from the interpretation and performance of this Agreement shall first be resolved through friendly consultations by the Parties. If the dispute fails to be resolved within thirty (30) days after one Party gives notice requesting consultations to the other Party, either Party may submit such dispute to China International Economic and Trade Arbitration Commission (hereinafter the “CIETAC”) for arbitration in Beijing in accordance with the then effective arbitration rules of the CIETAC. The arbitration tribunal shall consist of three (3) arbitrators who may or may not be on the CIETAC’s list of arbitrators, of which one arbitrator shall be selected by WFOE and one arbitrator shall be jointly selected by the Individual Shareholders and the Domestic Company. The third arbitrator, who shall be the presiding arbitrator of the arbitration tribunal, and shall be jointly selected by the two arbitrators selected by the Parties. The arbitration award shall be final and binding on all Parties.

10.3

During the existence of any dispute, the Parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute.

10.4

Notwithstanding the foregoing, the Parties agree that any of them may seek interim measures including property preservation in relation to the provisions of this Agreement or the Parties’ performance hereof from any court of competent jurisdiction.

11	Miscellaneous

11.1

WFOE may, upon notice to the Individual Shareholders and the Domestic Company but without consent from the Individual Shareholders and the Domestic Company, assign WFOE’s rights and/or obligations hereunder to any third party. The Individual Shareholders or the Domestic Company may not, without WFOE’s prior written consent, assign any rights, obligations and/or liabilities of the Individual Shareholders or the Domestic Company hereunder to any third party. Successors or permitted assignees (if any) of the Individual Shareholders and the Domestic Company shall be bound by, and continue to perform, the obligations of the Individual Shareholders and the Domestic Company under this Agreement.

11.2	This Agreement is made in four (4) originals in Chinese. Each Party shall keep one (1) original version.

11.3	This Agreement may not be amended or modified in any manner except by an instrument in writing signed by the Parties hereto.

11.4

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the Parties. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either Party to exercise any right or privilege hereunder shall be deemed a waiver of such Party’s rights or privileges hereunder or shall be deemed a waiver of such Party’s rights to exercise the same at any time subsequent to the execution hereof.

11.5

If any provision of this Agreement is deemed or becomes invalid, illegal or unenforceable, such provision shall be construed or deemed amended to conform to applicable laws so as to be valid and enforceable; or, if it cannot be so construed or deemed amended without materially altering the intention of the Parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

11.6

Each Party shall use all reasonable efforts to take and do, or cause to take and do, all such further actions and things and shall execute and deliver all such other agreements, certificates, instruments and documents as may be necessary or desirable to give effect to the terms and intent of this Agreement and any ancillary documents. If required under any applicable laws, regulations or listing rules or required or deemed desirable by any stock exchange, government or other regulatory authority in connection with the initial public offering and listing of the shares in the Potential Listed Company (“IPO”) or the initial public offering and listing of the shares in any company which adopts a variable interest entity (VIE) structure (the “IPO Requirements”), each of the Individual Shareholders and the Domestic Company agrees and undertakes to (a) take all such actions (including amendment to this Agreement and its appendices, any authorizations, documents and notices entered into or delivered in connection with this Agreement and the execution of additional documents) to comply with or, as applicable, meet the IPO Requirements, and (b) take all actions referred to in paragraph (a) above within 3 Working Days upon request of WFOE. For the purpose of this Article, “Potential Listed Company” means such other company which beneficially owns, whether directly or indirectly, the equity interests in WFOE and operates its business in the PRC through WFOE and the Domestic Company, as identified by WFOE or its actual controller and notified by WFOE to the other Parties as the Potential Listed Company under this paragraph.

11.7

The Individual Shareholders shall fulfill the obligations of tax declaration and tax payment, in connection with taxes arising from the execution and performance of this Agreement, within the term prescribed by applicable laws. WFOE or the Domestic Company shall compensate the Individual Shareholders.

11.8	This Agreement may be executed in several counterparts and all counterparts so executed shall together constitute one agreement. Any Party may execute this Agreement by executing any counterpart.

**REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the Parties as of the date first written above.

[Name of WFOE]
(seal)

By:
Title:

Individual Shareholders

Chen QIAN

By:

Fei XU

By:

[Name of Domestic Company]
(seal)

By:
Title:

Signature Page of Purchase Option Agreement

Appendix I

Basic Information of the Domestic Company

Company Name: [Name of Domestic Company]

Domicile:

Registered Capital:

Equity Structure: 100% held by Fei XU and Chen QIAN in the aggregate

Appendix I

Appendix II - A

(Form of) Equity Purchase Option Exercise Notice

To: [Chen QIAN/Fei XU]

We hereby refer to the Purchase Option Agreement entered into between you and us as of                      (hereinafter the “Purchase Option Agreement”), under which you had agreed to transfer the equity interests held by you in [Domestic Company] to us or any third party designated by us upon our request to the extent as permitted by the PRC Law and regulations.

Therefore, we hereby notify you as follows:

We hereby exercise the Purchase Option under the Purchase Option Agreement and request you to transfer to [us / name of entity / individual designated by us] [ ]% of the equity interests held by you in [Domestic Company] in accordance with the provisions set forth in the Purchase Option Agreement.

Best regards,

[Name of WFOE]

(Seal)

By:
Title:
Date:

Appendix II-A

Appendix II - B

(Form of) Domestic Company Assets and Business Purchase Option Exercise Notice

To: [Name of Domestic Company]

We hereby refer to the Purchase Option Agreement entered into between you and us as of                      (hereinafter the “Purchase Option Agreement”), under which you had agreed to transfer your assets and business to us or any third party designated by us upon our request to the extent as permitted by the PRC Law and regulations.

Therefore, we hereby notify you as follows:

We hereby exercise the Purchase Option under the Purchase Option Agreement and all of your assets and business set forth the list attached hereto (“Transferred Assets and Business”) shall be transferred to [us / name of entity / individual designated by us]. We would appreciate if you could immediately transfer the Transferred Assets and Business to [us / name of entity / individual designated by us] in accordance with the Purchase Option Agreement upon receipt of this notice.

Best regards,

[Name of WFOE]

(Seal)

By:
Title:
Date:

Appendix II - B

Appendix III

(Form of) Equity Transfer Agreement

Date:

Equity Transfer Agreement

by and between

[•]

and

[•]

Regarding

[Name of Domestic Company]

Appendix III

This Equity Transfer Agreement (hereinafter this “Agreement”) is entered into on                  by and between:

(1)	[•] (hereinafter the “Transferor”); and

(2)	[•] (hereinafter the “Transferee”).

The Transferor and the Transferee are individually referred to herein as a “Party”, and collectively as the “Parties”.

WHEREAS,

(A)	The Transferor holds [•]% of the equity interests in [Name of Domestic Company] (hereinafter the “Company”).

(B)

The Transferor desires to sell to the Transferee, and the Transferee desires to purchase from the Transferor, [•]% of the equity interests in the Company and all the rights and obligations in relation thereto (collectively, the “Target Equity Interests”).

(C)	The Parties agree to sell and purchase the Target Equity Interests in accordance with the terms and conditions of this Agreement.

Therefore, the Parties agree as follows:

1	DEFINITIONS AND INTERPRETATIONS

Unless otherwise provided herein, the terms used herein (in bold) shall have the meanings set forth in Schedule 1.

2	SALE AND PURCHASE OF TARGET EQUITY INTERESTS

2.1

Subject to satisfaction or waiver of the conditions to Closing set forth in Article 3 (if applicable), the Transferor agrees to sell to the Transferee [•]% of the equity interests held by it in the Company and all the rights attached thereto in the consideration of RMB[•] (hereinafter “Equity Purchase Price”), and the Transferee agrees to purchase such equity interests in accordance with the terms and conditions of this Agreement (hereinafter this “Equity Transfer”).

3	CONDITIONS TO CLOSING BY THE TRANSFEREE

3.1

Unless waived in writing by the Transferee, the performance of the obligations of the Transferee under Article 4 shall be subject to fulfilment of the following conditions on or prior to the Closing Date:

(a)

the Transferor’s Warranties shall be true and accurate when made, and shall be true and accurate at the time of Closing as if made at the time of Closing, unless the Warranties relate to a specific early date, in which circumstance such Warranties shall be true and accurate on such date;

(b)

the Company shall have filed to the competent SAMR an application for registration of changes in connection with the Equity Transfer, and the Company shall have obtained an acceptance notice from the competent SAMR with respect to such application;

1

(c)

the Transferor shall have performed and complied with, in any material aspects, the undertakings and obligations provided herein that the Transferor is required to perform and comply with on or prior to the Closing Date; and

(d)	there is no judicial, regulatory or administrative action or other law that would render this Equity Transfer illegal, or limit the completion of this Equity Transfer in any material aspects.

3.2	The Transferee may notify the Transferor in writing of waiver of all or part of the above conditions at any time.

4	CLOSING

4.1

The Closing of this Equity Transfer shall take place on the 3rd Business Day upon satisfaction and waiver of the conditions set forth in Article 3 (or any other date or time specified by the Transferee, the “Closing Date”).

4.2	At the time of Closing, the Transferor shall deliver to the Transferee a written certificate proving the fulfilment of the conditions set forth in Article 3.1.

4.3

The Transferor shall pay the Transferee the Equity Purchase Price at the time of Closing in the following method: unless otherwise required by the Laws of the PRC, the Equity Purchase Price under this Agreement shall be the lowest price permitted under applicable PRC Laws when this Equity Transfer occurs.

5	REPRESENTATIONS AND UNDERTAKINGS OF THE TRANSFEROR

The Transferor represents and warrants to the Transferee that as of the date of this Agreement and the Closing Date, the Warranties contained in this Article 5 (hereinafter “Transferor’s Warranties”) are true, accurate and complete.

5.1	Establishment and Valid Existence. The Company is duly established and validly existing under the Laws of the PRC.

5.2	Capacity and Authority. The Transferor has the capacity and authority necessary to execute and deliver this Agreement and perform its obligations hereunder.

5.3	Target Equity Interests.

(a)

Except for any Encumbrance created under the Original Control Agreements, the Transferor is the sole registered and beneficial owner of the Target Equity Interests, free and clear of any other Encumbrance. The Transferor has the exclusive right to dispose of the Target Equity Interests.

(b)	The Target Equity Interests represents [•]% of the total existing registered capital of the Company.

5.4

Legality and Validity. Upon execution and delivery of this Agreement, it shall constitute the legal and valid obligation of the Transferor, enforceable against the Transferor in accordance with the terms of this Agreement.

5.5

Registration and Consent. Except for those set forth in Article 3.1(b) and the consent required to be obtained from [Name of WFOE] in accordance with the provisions of the Original Control Agreements, the Transferor or the Company shall not be required to obtain consents, approvals, authorizations, orders, registrations or filings from any third party or Governmental Authority for the purpose of completion of this Equity Transfer.

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5.6

No Violation. The execution of this Agreement by the Transferor and the performance of its obligations hereunder shall not contradict with or result in violation of (a) any applicable Law, or any authorization or approval of any competent Governmental Authority; (b) any agreement, contract, obligation or undertaking to which the Transferor (or any of its Affiliates) is a party or by which the Transferor (or any of its Affiliates) is bound; or (c) any constitutional document of the Company.

6	REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREE

The Transferee represents and warrants to the Transferor that as of the date of this Agreement and the Closing Date, the Warranties contained in this Article 6 are true, accurate and complete.

6.1	Capacity and Authority. The Transferee has the capacity and authority necessary to execute and deliver this Agreement and perform its obligations hereunder.

6.2

Legality and Validity. Upon execution and delivery of this Agreement, it shall constitute the legal and valid obligation of the Transferee, enforceable against the Transferee in accordance with the terms of this Agreement.

6.3

No Violation. The execution of this Agreement by the Transferee and the performance of its obligations hereunder shall not contradict with or result in violation of (a) any applicable Law, or any authorization or approval of any competent Governmental Authority; or (b) any agreement, contract, obligation or undertaking to which the Transferee (or any of its Affiliates) is a party or by which the Transferee (or any of its Affiliates) is bound.

7	UNDERTAKINGS

7.1

Commercially Reasonable Effort. Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to take or cause the Company to take all actions, submit or cause the Company to submit all documents, obtain or cause the Company to obtain all approvals or registrations from any competent Governmental Authority, and do or cause the Company to do other necessary, desirable or advisable things, in order to complete this Equity Transfer (including satisfaction other than waiver of the conditions to Closing set forth in Article 3) as soon as practicable upon the execution of this Agreement.

Without limiting the generality of the above paragraph of this Article 7.1, the Transferor shall timely execute all documents and take all actions reasonably requested by the Transferee to complete this Equity Transfer as soon as practicable, including but not limited to the following: the Transferor shall fully cooperate with the Company to file an application to the competent SAMR for registration of changes pertaining to this Equity Transfer, and the Transferor shall execute, in form and substance to the reasonable satisfaction of the Transferee, the resolutions of the shareholders’ meeting of the Company approving this Equity Transfer, the amendment to the articles of association of the Company reflecting this Equity Transfer, the Statement of Change in Individual Shareholders pertaining to this Equity Transfer and the letter of authorization authorizing the Transferee or other person designated by it to handle the tax return pertaining to this Equity Transfer on its behalf.

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8	INDEMNIFICATION

8.1	The Transferor shall indemnify and hold harmless the Transferee and its Affiliates, agents, successors and transferees from and against any losses arising out of or caused by:

(a)	breach of the Transferor’s Warranties by the Transferor;

(b)	breach of any undertakings or obligations set forth herein by the Transferor.

8.2	The Transferee shall indemnify and hold harmless the Transferor and its Affiliates, agents, successors and transferees from and against any losses arising out of or caused by:

(a)	breach of the Transferee’s Warranties by the Transferee;

(b)	breach of any undertakings or obligations set forth herein by the Transferee.

9	TERMINATION

9.1	Under the following circumstances, this Agreement may be terminated prior to the Closing Date:

(a)	it is agreed to be terminated by the Transferee and the Transferor in writing;

(b)

it is terminated by the Transferee or the Transferor, if any competent Governmental Authority has issued any final and non-appealable governmental order that prohibits this Equity Transfer permanently or otherwise; or

(c)

it is terminated by the Transferee, if the Transferor’s Warranties are not entirely true or accurate, as a result of which the conditions to Closing set forth in Article 3.1(a) are unable to be satisfied, and the above untrue or inaccurate Warranty cannot be rectified, or though it can be rectified, the Transferor fails to rectify it within 20 days after receipt of written notice of such untrue or inaccurate Warranty from the Transferee.

If any Party intends to terminate this Agreement, it shall send a written notice indicating termination of this Agreement to the other Party.

9.2

If this Agreement is terminated in accordance with Article 9.1, all obligations of the Parties hereunder shall be terminated and cease to be valid, provided that (a) the matters set forth in the Surviving Clauses shall not be affected by the termination and shall continue to be effective, and (b) the termination of this Agreement for any reason shall not release any Party from any liability that will have been incurred as of the effective date of the termination of this Agreement, or constitute any waiver of any right, compensation or claim that any Party has hereunder or will have as a result of the termination of this Agreement, or have other adverse effect on the above right, compensation or claim.

10	TAXATION

10.1

The Transferor and the Transferee shall assume their own stamp taxes and individual income taxes required to be paid in accordance with the provisions of the Laws of the PRC in connection with the execution and performance of this Agreement.

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10.2

With respect to various taxes arising from the execution and performance of this Agreement, the Transferor shall perform its tax declaration and payment obligations in accordance with Laws within the period provided by applicable Laws.

11	ANNOUNCEMENT

11.1

Without the prior written consent of the Parties, neither Party may make any announcement or disclosure of the contents of this Agreement or this Equity Transfer (including any general disclosure to clients or suppliers); provided that the provisions of this Article 11.1 shall not prohibit: (a) any disclosure required by any applicable Legal Requirement (in which case, if it is permitted by Law and reasonable practicable, the disclosing Party shall give the other Party the opportunity to review and comment prior to such disclosure), or (b) any disclosure of implementation of any right or indemnification in respect of this Agreement or this Equity Transfer.

12	NOTICE

12.1

Any notice or other communication made in this Agreement or in relation hereto by one Party to the other Party shall be made in writing and signed by the sending Party or its representative. Such notice or other communication shall be sent to the number set out in Article 12.2 below by facsimile, or delivered or sent to the addresses set out in the following paragraph by hand or by courier service, and in any case, shall be indicated with the recipient of the relevant party set out in Article 12.2 (or otherwise notified from time to time pursuant to this provision). Any notice delivered by hand, sent by facsimile or by post pursuant to this provision shall be deemed to have been effectively delivered:

(a)	if delivered by hand, when delivered;

(b)	if sent by facsimile, when dispatched;

(c)	if sent by courier service, the fourth (4th) Business Day from the date on which it is posted,

provided that if it is delivered by hand or sent by facsimile at a time later than 6 pm of a Business Day or on a day that is not a Business Day, it shall be deemed to have been effectively delivered at 9 am of the following Business Day.

The time referred to in this paragraph shall be the local time of the country where the recipient is located.

12.2	The addresses and telephone numbers of the Parties are set out below:

Transferor

Address: [•]

Telephone: [•]

Attention: [•]

Transferee

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Address: [•]

Telephone: [•]

Attention: [•]

13	TRANSFER

Unless expressly agreed by the Parties in writing, neither Party may transfer, assign or otherwise dispose of any or all of the rights hereunder, nor shall it grant, declare, create or dispose of any of the rights or interests herein. Any transfer in violation of this Article 13 shall be null and void.

14	EXPENSES

Except as otherwise provided herein, the Transferor and the Transferee shall bear their own fees, charges and other expenses pertaining this Equity Transfer (including such fees, charges and other expenses of its Affiliates).

15	EFFECTIVENESS

This Agreement shall become effective as of the date of execution hereof.

16	GOVERNING LAW

The validity, interpretation, amendment, performance and termination of this Agreement shall be governed by and constructed in accordance with the Laws of the PRC.

17	DISPUTE RESOLUTION

17.1

Any dispute arising from the interpretation and performance of this Agreement shall first be resolved through friendly consultations by the Parties. If the dispute fails to be resolved within thirty (30) days after one Party gives notice requesting consultations to the other Party, either Party may submit such dispute to China International Economic and Trade Arbitration Commission (hereinafter the “CIETAC”) for arbitration in Beijing in accordance with the then effective arbitration rules of the CIETAC. There shall be 3 arbitrators. One arbitrator shall be selected by the claimant, and one arbitrator shall be selected by the respondent. The third arbitrator, who shall serve as the presiding arbitrator, shall be jointly selected by the two arbitrators so chosen. If such two arbitrators fail to jointly select the third arbitrator within 30 days, upon the request of any Party, the chairman of the CIETAC shall be entitled to select the third arbitrator. The Parties agree that the two arbitrators selected by the Parties and the presiding arbitrator may be selected outside the CIETAC’s panel of arbitrators. The arbitration award shall be final and binding on the Parties.

17.2

During the existence of any dispute, the Parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute.

17.3

Notwithstanding the foregoing, the Parties agree that any of them may seek interim measures including property preservation in relation to the provisions of this Agreement or the Parties’ performance hereof from any court of competent jurisdiction.

18	MISCELLANEOUS

18.1	This Agreement is made in four (4) originals in Chinese. Each Party shall keep two (2) original version.

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18.2	This Agreement may not be amended or modified in any manner except by an instrument in writing signed by the Parties hereto.

18.3

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the Parties. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either Party to exercise any right or privilege hereunder shall be deemed a waiver of such Party’s rights or privileges hereunder or shall be deemed a waiver of such Party’s rights to exercise the same at any time subsequent to the execution hereof.

18.4

If any provision of this Agreement is deemed or becomes invalid, illegal or unenforceable, such provision shall be construed or deemed amended to conform to applicable laws so as to be valid and enforceable; or, if it cannot be so construed or deemed amended without materially altering the intention of the Parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

18.5

The Parties shall fulfill the obligations of tax declaration and tax payment, in connection with taxes arising from the execution and performance of this Agreement, within the term prescribed by applicable laws.

18.6	This Agreement may be executed in several counterparts and all counterparts so executed shall together constitute one agreement. Any Party may execute this Agreement by executing any counterpart.

18.7	All schedules hereto shall be deemed as part of this Agreement.

(Remainder of this page intentionally left blank)

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date first written above.

[•]	[•]

By:______________________________	By:_______________________________

Appendix III

SCHEDULE 1 DEFINITIONS AND INTERPRETATIONS

1.1	In this Agreement, the following terms shall have the meanings as set out below:

“Warranties” shall collectively mean the representations and warranties made by the Transferor as set out in Article 5 and the representations and warranties made by the Transferee as set out in Article 6.

“Equity Transfer” shall have the meaning set forth in Article 2.1.

“Agreement” shall have the meaning set forth in the preamble.

“Law” shall mean all applicable terms of (i) any constitution, treaty, statute, law, regulation, rule, ordinance or norm of any Governmental Authority, and (ii) any order, decision, injunction, judgment, arbitration award or ruling of any Governmental Authority.

“Legal Requirement” shall mean any federal, state, territory, local, municipal, foreign or other law, statute, legislation, constitution, resolution, decree, norm, bulletin, ruling, announcement, treaty, convention, rule, regulation, permit, judgement, directive, verdict, requirement (permission or otherwise), instruction, award, decision, opinion or interpretation that has been published, promulgated, adopted, passed, approved, issued, enacted, implemented or otherwise validated by any Governmental Authority.

“SAMR” shall mean the State Administration for Market Regulation or its local branches, as appropriate to the context.

“Company” shall have the meaning set forth in the preamble.

“Equity Purchase Price” shall have the meaning set forth in Article 2.1.

“Affiliate” shall mean, with respect to any Person, any other Person that, through one or more intermediaries, controls, or is controlled by, or is under common control with the Person.

“Closing” shall mean the closing of sale and purchase of the Target Equity Interests pursuant to this Agreement.

“Closing Date” shall have the meaning set forth in Article 4.1.

“Control” (including its related terms, such as “controlled by” and “under common control with”), shall mean, with respect to any Person, (i) the possession by such Person, direct or indirect, of the Securities that entitle it to exercise an aggregate of more than 50% of the voting power of a relevant entity, or (ii) the possession by such Person, of the power to directly or indirectly, (a) select members of the board of a relevant entity (or other similar governing body) that hold more than 50% of the voting power, or (b) direct or cause the direction of a relevant entity or the management and policies in relation thereto, whether through the ownership of the Securities, through contractual arrangements or otherwise.

“Target Equity Interests” shall have the meaning set forth in the preamble.

“Encumbrance” shall mean any lien, mortgage, hypothec, pledge, limitation on transferability, title flaw or other claim, allegation or encumbrance of any nature over any property or property rights and interests, including any limitation on use, voting, transfer, obtainment of proceeds or exercise of any right of ownership nature; provided that the following shall not constitute any Encumbrance: (i) any lien pertaining to taxes that are not due and payable, and (ii) any easement or other similar limitation that affects real property but does not affect the use thereof.

Appendix III

“Person” shall mean any natural person, business trust, corporation, partnership, limited liability company, joint-stock company, solely-owned enterprise, association, trust, joint venture, unincorporated consortium or other legal entity, unincorporated organization or any Governmental Authority of any nature established pursuant to any applicable Laws.

“RMB” shall mean the lawful currency of the PRC.

“[Name of WFOE]” shall mean [Name of WFOE], a wholly-foreign owned company established under the Laws of the PRC with its address at             .

“Transferee” shall have the meaning set forth in the preamble.

“Transferee’s Warranties” shall have the meaning set forth in Article 6.

“Transferee’s Obligations” shall mean any of the representations, Warranties, undertakings, agreements or indemnification undertakings made by the Transferee to the Transferor hereunder.

“Parties” shall have the meaning set forth in the preamble.

“Loss” shall mean indebtedness, liabilities, losses, damages, fees (including reasonable legal fees and consulting fees) and expenses (including taxes), litigations, proceedings, claims and demands of any nature.

“Claim” shall mean any claim made in connection with any Transferor’s Obligations or Transferee’s Obligations.

“Surviving Clauses” shall mean Article 8 (Indemnification), Article 9 (Termination), Article 10 (Taxation), Article 11 (Announcement), Article 12 (Notice), Article 13 (Transfer), Article 14 (Expenses), Article 16 (Governing Law), Article 17 (Dispute Resolution), Article 18.2 (Amendment), Article 18.3 (Waiver, Rights and Remedy), Article 18.4 (Invalidity), Article 18.7 (Counterparts) and Schedule 1 (Definitions and Interpretations).

“Hong Kong” shall mean the Hong Kong Special Administration of the People’s Republic of China.

“Party” shall have the meaning set forth in the preamble.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Hong Kong or the PRC are not open for business.

“Original Control Agreement” shall mean each of the Purchase Option Agreement, Power of Attorney, Exclusive Business Cooperation Agreement and Equity Pledge Agreement (as amended from time to time, if any) executed on [•] by and among the Transferor, [•], [Name of WFOE] and/or the Company.

“Liabilities” shall mean direct or indirect liabilities, indebtedness, obligations, expenses, costs, claims, losses, damages, defects, warranties or endorsements that belong to or are raised by any Person, whether or not absolute or conditional, actual or contingent, due or imminent, discharged or not discharged, constituted or solely complained.

“Governmental Authority” shall mean any federation, country, state, sovereignty or government, any branch of any federal, supranational, territorial, provincial, state, local or municipal government, any governmental or administrative authority, body, department or independent agency, or any court, governmental administration hearing agency, arbitrator, committee or other similar dispute resolution organization or entity and any other entity that exercises executive, legislative, judicial, regulatory or certain governmental administration functions, in each case having competent jurisdiction.

Appendix III

“Securities” shall mean, with respect to any Person, the common shares and other equity securities of such Person, and any security that can be converted into, exchanged for or exercised to purchase such common shares and other equity securities of such Person.

“PRC” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, the Macau Special Administrative Region and Taiwan.

“CIETAC” shall have the meaning set forth in Article 17.1.

“Arbitration Rules” shall have the meaning set forth in Article 17.1.

“Transferor” shall have the meaning set forth in the preamble.

“Transferor’s Warranties” shall have the meaning set forth in Article 5.

“Transferor’s Obligations” means any of the representations, Warranties, undertakings, agreements or indemnification undertakings made hereunder by the Transferor to the Transferee.

1.2	Interpretation. In this Agreement, unless the context otherwise provided:

(a)	headings shall not affect the interpretation of this Agreement;

(b)	words denoting the singular shall, where applicable, include the plural and vice versa;

(c)	reference to a certain gender shall, where applicable, include all genders;

(d)	sentences introduced by “include,” “including,” “especially” or any similar expressions shall be construed as illustration and not limit the meaning of the words before such words; and

(e)	unless the context otherwise states, the clauses and schedules referenced to herein shall mean the clauses and schedules of this Agreement.

Appendix III

Appendix IV

Form of Letter of Authorization

Letter of Authorization

[I/The Company] (name of the Individual Shareholder/Domestic Company) (ID Card No.: [                ]/ Unified Social Credit Code: [                 ]), hereby irrevocably entrust _________(ID Card No.: ____________) as my/our authorized representative, to sign the [Equity Transfer Agreement/Assets and Business Transfer Agreement] and all legal documents necessary for the transfer of [the equity interests held by me/us in [Name of Domestic Company] /the Company’s assets and business] to [Name of WFOE] (“WFOE”) or its designated entity(ies) or individual(s).

By:

Appendix IV